EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the Merger of Renovo Resource Solutions, Inc. and Kingfish Holding Corporation. The information under the “Unaudited Pro Forma Condensed Combined Balance Sheet” in the table below gives effect to the Merger as if it had taken place on October 1, 2022, and combines the unaudited historical condensed consolidated balance sheet of Renovo Resource Solutions, Inc. and Kingfish Holding Corporation as of September 30, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2023 give effect to the Merger as if it had occurred on October 1, 2022, the first day of Kingfish Holding Corporation’s fiscal year 2023, and combines the historical results of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2023 combines the unaudited historical condensed consolidated statements of operations and comprehensive income of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. for the year ended September 30, 2023.

The historical financial statements of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the transaction accounting adjustments that are necessary to account for the Merger in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information does not include any adjustments not otherwise described herein. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The adjustments presented to the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger. The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in the unaudited pro forma combined financial information as a result of the amount of cash used by Kingfish Holding Corporation between the signing of the Merger Agreement and the Closing Date, the timing of the closing of the Merger, and other changes in the amounts or estimated fair value of Kingfish Holding Corporation’s assets and liabilities prior to the Closing Date. The combined company believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the transactions based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●

The audited historical consolidated financial statements of Kingfish Holding Corporation as of and for the year ended September 30, 2023 and 2022 and the related notes set forth in the Annual Report on Form 10-K filed with the SEC on December 19, 2023, incorporated by reference into this Report and

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Kingfish Holding Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(In Dollars)

	Historical
	Kingfish Holding Corporation	Renovo Resource Solutions, Inc.	Transaction Adjustments	Notes below	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,395	$821,771	$--		$823,166
Advances to Related Party	-	173,713	(173,713)	1	-
Deferred Tax Asset	--	113,243	--		113,243
Inventory	-	177,149	--		177,149
Total current assets	1,395	1,285,876	(173,713)		1,113,558
Property and equipment, net	--	50,952	—		50,952
Due from Related Party	--	1,009,580	—		1,009,580
Loan to KSSH, Related Party	—	200,000	(200,000)	3	--
Other assets	—	11,941	(10,981)	2	960
Total assets	$1,395	$2,558,349	$(384,694)		$2,175,050
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$94,156	$13,036	$—		$107,192
Accrued Interest Payable	45,019	440,843	(10,980)	2	474,882
Convertible Notes Payable to Related Party	90,000	--	—		90,000
Taxes Payable	--	377,717	---		377,717
Advances From Related party	173,714	---	(173,714)	1	--
Related Party Loans	130,000	1,199,396	—		1,329,396
Total current liabilities	532,889	2,030,992	(184,694)		2,379,187
Long Term Liabilities:
Notes Payable	--	--	--		--
Notes Payable Related Party Loans	250,000	--	(200,000)	3	50,000
Recission Liability	20,000	--	—		20,000
Total liabilities	802,889	2,030,992	(384,694)		2,449,187
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	12,094	--	(12,010)	4 & 5	84
Additional paid-in capital	4,378,213	----	12,010	4 & 5	4,390,223
Recission liability Equity	(20,000)		—		(20,000)
Accumulated Retained Earnings (Deficit)	(5,171,801)	527,357	--		(4,644,444)
Total stockholders’ equity (deficit)	(801,494)	527,357	--		(274,137)
Total liabilities and stockholders’ equity	$1,395	$2,558,349	$(384,694)		$2,175,050

See the accompanying notes to unaudited pro forma combined financial information.

F-2

Kingfish Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended September 30, 2023

(in dollars)

	Historical
	Kingfish Holding Corporation	Renovo Resource Solutions, Inc.	Transaction Adjustments	Notes below	Pro Forma Combined
Revenues:
Sales	$—	$3,917,511			$3,917,511
Total Revenues	---	3,917,511			3,917,511

Cost of Goods Sold	--	2,093,820			2,093,820

Gross Profit	--	1,823,691			1,823,691

Operating expenses:	--
Depreciation Expense	--	14,971			$14,971
Insurance Expense	--	48,350			48,350
Payroll Expense	--	414,914			414,914
Rent Expense		177,323			177,323
General and Administrative	259,421	316,116			575,537
Total Operating Expenses	259,421	971,674			1,231,095
Income (loss) from operations	(259,421)	852,017
Other income/(expense), net:
Other Income	--	--			--
Interest Expense, net	(17,882)	(330,405)			(348,287)
Total other income/(expense)	(17,882)	(330,405)			(348,287)
Net Income (loss) Before Income Taxes	(277,303)	521,612			244,309
Provision for Income Taxes	0	130,403			130,403
Net Income (loss)	(277,303)	391,209			113,906
Net income (loss) per common share - basic and diluted	$(0.00)				$0.14
Weighted average shares of common stock outstanding - basic and diluted	120,942,987				841,886

See the accompanying notes to unaudited pro forma combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1

Elimination of intercompany advances.

Note 2

Elimination of intercompany interest payable/receivable.

Note 3

Elimination of intercompany loan payable/receivable.

Note 4

Kingfish 1 for 500 reverse common stock split.

Note 5

Issuance of 6,000 Kingfish common shares for each Renovo common shares.

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